EXHIBIT 99.1

News

HyperFeed Technologies, Inc. 300 South Wacker Drive, Suite 300 Chicago, IL 60606
Primary Contacts: Mary Jane Mortell HyperFeed Corporate Communications (312) 322-3599 mmortell@hyperfeed.com

HYPERFEED TO APPEAL NASDAQ DETERMINATION

CHICAGO, May 14, 2003 — HyperFeed Technologies, Inc. (Nasdaq: HYPR), a provider of managed services, financial information and ticker plant technologies to financial institutions, exchanges, value-added distributors and trading professionals announces that it has received notification from The Nasdaq Stock Market that it is out of compliance with The Nasdaq SmallCap Market’s minimum bid price requirement of $1.00 per share as set forth in Marketplace Rule 4310(c)(4) and that it is not in compliance with certain other listing requirements set forth in Nasdaq Marketplace Rule 4310(c)(2)(B).

Nasdaq has informed HyperFeed that if it did not appeal the Staff’s decision, its common stock would be de-listed from the Nasdaq SmallCap Market on May 22, 2003.  However, HyperFeed has requested a hearing with the Nasdaq Listing Qualifications Panel, and it intends to present a plan through which it expects to regain full compliance with the Nasdaq continued listing standards.  The common stock will remain listed on The Nasdaq SmallCap Market at least until the Qualifications Panel has issued a written determination.

About HyperFeed Technologies, Inc.

HyperFeed’s ticker plant technology and financial exchange managed services are designed specifically to support the delivery of real-time data, data management, data reporting, and value added services for use in distributing and receiving financial content with a competitive edge. Beginning with a comprehensive understanding of the diverse needs of the financial equities industry, the Company applies advanced technologies to the processing, delivery, distribution and access to financial market data. HyperFeed® offers one of the fastest, most complete and reliable managed exchange platform services that can be used with industry-leading APIs, third-party applications or online desktop solutions.

For more information, please visit HyperFeed’s web site at www.hyperfeed.com.

Safe Harbor Disclosure

The statements made herein that are not historical in nature are intended to be and are identified as “forward looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, particularly in reference to statements regarding our expectations, plans and objectives.  Forward-looking statements may be impacted by a number of factors, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  Our filings with the Securities and Exchange Commission identify factors that could cause material differences.  Among these factors are our ability to: i) fund our current and future business strategies either through continuing operations or external financing; ii) successfully attract, retain and integrate key employees; iii) compete successfully against competitive products and services; iv) maintain relationships with key suppliers and providers of market data; v) maintain our existing customer base while diversifying the Company’s presence in the financial institutional marketplace; vi) develop, complete and introduce new product and service initiatives in a timely manner and at competitive price and performance levels; vii) manage the timing of the development and introduction of new products or enhanced versions of existing products; viii) gain the market’s acceptance of new products; ix) respond to the effect of economic and business conditions generally.  The Company cautions readers that forward-looking statements, including and without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, income and margin are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements due to any number of risk factors.